Filed Under Rule 424(b)(3)
Registration No. 333-106174

Prospectus Supplement Dated June 21, 2004
to
Prospectus Dated July 30, 2003

AUTHENTIDATE HOLDING CORP.

SELLING SECURITY HOLDERS

This prospectus supplement relates to the resale of an aggregate 2,029,331 shares of our common stock, held by or issuable to the Selling Security Holders upon conversion or exercise of debentures or warrants or issuable as interest payments on or otherwise pursuant to the debentures. You should read this prospectus supplement in conjunction with the prospectus dated July 30, 2003, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information herein contained supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

The information in the following table is presented as of June 18, 2004 and supplements the information in the table appearing under the heading “Selling Security Holders” beginning on page 21 of the prospectus dated July 30, 2003, including any amendments or supplements thereto, and was provided by or on behalf of the selling security holder. The following table sets forth as to the Selling Security Holder listed below:

•	the number of shares of our common stock that the Selling Security Holder beneficially owned prior to offering for resale of any shares of our common stock listed herein;

•	the number of shares of our common stock that may be offered for resale for the Selling Security Holder’s accounts under this prospectus; and

•	the number and percent of shares of our common stock to be held by the Selling Security Holder after the offering of the shares registered hereunder, assuming all of such shares are sold by the Selling Security Holder and that such person does not acquire any other shares of our common stock prior to the assumed sale of all of the resale shares.

Name of Selling Security Holder	Shares Beneficially Owned Prior to Offering	Shares Offered	Shares Owned After Offering	Percentage of Shares Owned After Offering (1)
Roger P. May (2)	31,743	6,057(2)	25,686	*

*	Less than 1%.
(1)	Percentage based on 32,915,139 shares outstanding as of June 18, 2004.
(2)	Listed shares offered pursuant to this prospectus are issuable upon exercise of warrants. The selling security holder is an affiliate of a broker-dealer. This selling security holder has represented that it acquired the shares in the ordinary course of business and that, at the time of such acquisition, it did not have any agreements or understandings, directly or indirectly, with any person to distribute the shares.

The date of this prospectus supplement is June 21, 2004